Exhibit 4.3(d)

EXECUTION VERSION

DEED OF AMENDMENT made on 1st day April 2016

BETWEEN:

(1)                                 THE PARTIES, being the undersigned (other than the Company); and

(2)                                 IVS BULK PTE. LTD, a company incorporated in Singapore whose registered office is at 200 Cantonment Road, #03-01 Southpoint, Singapore 089763 (the Company).

RECITALS:

On 11 December 2013, the Parties and the Company entered into a shareholders’ agreement (the SHA) setting out the terms and conditions on which they agreed to regulate the management of the Company.

On 4 February 2015, the Parties and the Company executed a deed of amendment and acknowledgement (the First Deed of Amendment) to amend the SHA on the terms set out therein.

On 20 January 2016, the Parties and the Company executed a deed of amendment (the Second Deed of Amendment) to amend the SHA on the terms set out therein (for purposes of clarity, references to the SHA are to such agreement as amended by the terms of the First Deed of Amendment and the Second Deed of Amendment).

The Parties and the Company now wish to further amend the SHA in accordance with the terms of this deed of amendment (this Third Deed of Amendment) to regulate the manner in which certain additional funding provided by Grindrod to fund a shortfall due in terms of the Shipbuilding Contracts for two Vessels, being those with hull numbers 3693 and 10824, is to be treated.

1                                         INTERPRETATION

1.1                              In this Deed (and in the SHA to the extent that it is amended by this Deed), the following terms shall have the following meanings:

(a)           Delivery Payments means the Guarantee Payments made by Grindrod in respect of the Grindrod Financed Vessels, as follows:

(i)                                     in respect of the IVS Gleneagles (hull number: 3693): USD2 700 000 (two million seven hundred thousand United States Dollars); and

(ii)                                  in respect of the IVS North Berwick (hull number 10824): USD14 872 010 (fourteen million eight hundred and seventy two thousand and ten United States Dollars);

(b)           Demand Loan Balance means, at any time, the balance of the Demand Loan created in terms of clause 3.1(b) of this Deed, that is at that time still due to any holder/s of the Demand Loan (including all accrued and unpaid interest thereon);

(c)                                 Grindrod Financed Vessels means, subject to clause 3.1(k)(iii) of this Deed, the two Vessels known as IVS Gleneagles (hull number: 3693) and IVS North Berwick (hull number 10824), that were purchased by the Group in terms of Shipbuilding Contracts and that have been delivered to the relevant Owners on 15 March 2016 and 22 March 2016 respectively, in each case following the making by Grindrod of the corresponding Delivery Payment;

(d)           Specified Vessels means the following Vessels: the IVS Sunbird, the IVS Tembe and the Grindrod Financed Vessels.

1.2          Capitalized words and expressions defined in this Deed shall have the same meanings in the SHA (to the extent it is amended by this Deed).

1.3                              Unless otherwise defined in this Deed, capitalized words and expressions used in this Deed shall have the meaning given to them in the SHA.

1.4                              Unless otherwise specified herein, all references in this Deed to a “Clause” shall refer to a Clause of the SHA.

2                                         AMENDMENT OF SHA

2.1                              Effective as of the date hereof:

(a)           Clause 7.7.2 of the SHA is hereby amended by the insertion of the following wording at the beginning thereof: “provided that it will not result in Grindrod not remaining the largest holder of all the issued A Shares,”.

(b)                               Clause 7.12 of the SHA is hereby amended, as follows:

(i)                                      by the deletion of the words “or Demand Loan” in the third and fourth lines;

(ii)                                   by the deletion of the words “and/or Demand Loans” in the fifth line;

(iii)                                by the deletion of the words “and/or Demand Loans (as applicable)” in the eighth and ninth lines.

(c)                                Clause 7.13 of the SHA is hereby amended, as follows:

(i)                                      by the deletion of the words “or “Demand Loans” (as applicable)”;

(ii)                                 by the insertion of the words “, with reference to Shareholder Loans,” immediately after the second occurrence of the word “shall”.

3                                         DEMAND LOAN TO BE ADVANCED BY GRINDROD

3.1                              The Parties hereby acknowledge and agree that, notwithstanding anything to the contrary in the SHA:

(a)                                Grindrod has made the Delivery Payments, which each constituted Guarantee Payments and which result in corresponding Guarantee Loans owing by the relevant Owners to Grindrod;

(b)                               the Guarantee Loans are hereby converted into a Demand Loan in the amount of USD17 572 010 (seventeen million five hundred and seventy two thousand and ten United States Dollars), owing by the Company to Grindrod, which conversion shall be deemed to have taken effect from 22 March 2016;

(c)                                Grindrod or any subsequent holder of such Demand Loan (or any portion thereof) shall not, save with the agreement of all other Shareholders, convert such Demand Loan into a Shareholder Loan, Preference Shares or additional A Shares, in terms of Clause 7.7 of the SHA;

(d)                               Grindrod shall, at any time on or after 19 April 2016, be entitled on written notice to the Company, to:

(i)                                      provided that Grindrod has not at such time made an election in terms of clause 3.1(h)(i) of this Deed, initiate and require to be followed, the sale process set out in Annexure A to this Deed, in respect of any two of the Specified Vessels, without following the process set out in Clause 17 of the SHA or having to obtain any further approvals, and to require that the proceeds of any resultant sale of such Vessel/s, after the settlement of any Approved Finance outstanding in respect of such Vessels, immediately be utilized towards settlement of the Demand Loan Balance (on a pro-rata basis of the Demand Loan Balance is owed to more than one of the Parties); and/or

(ii)                                   at any time require that first mortgages be passed over one or both of the Grindrod Financed Vessels, at the Company’s cost, in favour of Grindrod and as security for such Demand Loan, provided that the terms of such mortgages shall be in accordance with prevailing market practice at the time, with any dispute in that regard to be finally resolved by Watson Farley Williams (UK), acting as an expert (or, if it is unwilling or unable to act in such capacity, such other law firm nominated to do so by the Law Society of England and Wales at Grindrod’s request);

(e)                                if, subsequent to the advance of such Demand Loan, any Approved Finance is obtained in respect of the Grindrod Financed Vessels, or if any cash collateral provided in respect of any Approved Finance is released, the amount thereof shall as a first priority be utilized towards settlement of the Demand Loan Balance (on a pro-rata basis of the Demand Loan Balance is owed to more than one of the Parties);

(f)                                  Grindrod may at any time arrange for the Demand Loan Balance to be re-financed by any financial institution, on the basis that such financial institution advances a loan to the Company, which the Company immediately utilizes to repay a corresponding portion of the Demand Loan Balance, provided that the terms of such re-financing are not materially less favorable than the terms on which the January Financing was provided, save that the applicable interest rate may:

(i)                                      be up to seven hundred basis points above the three month London Inter-Bank Offered Rate from time to time for United States Dollars, which interest may be serviced in cash; plus

(ii)                                   if such re-financing is in the form of a non-amortizing facility, be up to six hundred basis points above the rate referred to in clause 3.1(f) of this Deed, with up to three hundred basis points of such additional interest to be serviced in cash, while the balance of such additional interest is to be paid in kind;

(g)                               Sankaty and/or Regiment may elect, on written notice to the other Parties and in accordance with the process set out in clause 3.1(h) of this Deed, to purchase from Grindrod a portion or the whole of the Demand Loan Balance owning to Grindrod, at a price equal to the face value of such portion or the whole of the Demand Loan Balance owing to Grindrod, as the case may be, payable to Grindrod on expiry of the five Business Day period referred to in clause 3.1(h)(ii) of this Deed, in cash, into a bank account nominated in writing by Grindrod and without any deduction or set-off;

(h)                                if one of Sankaty and Regiment gives notice in terms of clause 3.1(g) of this Deed that it wishes to purchase a portion or the whole of the Demand Loan Balance owing to Grindrod, then:

(i)                                      Grindrod may, within a period of five Business Days, give notice to the other Parties that it wishes to retain a percentage of such Demand Loan Balance equal to Grindrod’s Shareholding percentage (if such an election is made, then such portion of such Demand Loan Balance shall be the “Retained Portion”);

(ii)                                   the other of Sankaty and Regiment shall have a period of five Business Days from a Grindrod notice in terms of clause 3.1(h)(i) of this Deed or the expiry of the five Business Day period referred to in such clause if no such notice is timeously given, to give notice to the other Parties as to the extent to which it wishes to purchase a portion of the Demand Loan Balance owing to Grindrod (less the Retained Portion if applicable);

(ii)                                   each of Sankaty and Regiment shall, in accordance with the process set out in clause 3.1(h) and (i) of this Deed, be entitled to purchase up to 50% of the Demand Loan Balance owing to Grindrod (less the Retained Portion if applicable), plus any balance of the Demand Loan Balance owing to Grindrod (less the Retained Portion if applicable) not purchased by the other in accordance with the process set out in clauses 3.1(h) and (i) of this Deed;

(iii)                                provided that Sankaty and/or Regiment acquires a percentage of the Demand Loan Balance at least equal to its respective Shareholding percentage, then Sankaty and/or Regiment, as the case may be, shall mutatis mutandis be entitled to exercise the rights set out in:

(i)                                       clause 3.1(d), provided that the process set out in Annexure A shall be performed by the Administration Manager acting in accordance with written instructions from Shareholders to which the majority of the Demand Loan Balance is owed; and

(ii)                                  clause 3.1(f);

(iv)                               any first mortgages passed over one or both of the Grindrod Financed Vessels to Grindrod in terms of clause 3.1(d)(ii) of this Deed shall be transferred to Sankaty and/or Regiment on pro-rata basis in respect of their applicable respective share of the Demand Loan Balance. In the event Grindrod has not required that first mortgages be passed, Sankaty and/or Regiment shall be entitled to, at the cost and expense of the Company, require that first mortgages be passed over one or both of the Grindrod Financed Vessels in favour, on a pro-rata basis, of all Shareholders to which any portion of the Demand Loan Balance is owed, on the same terms as those described in clause 3(d)(ii) of this Deed.

4                                         MISCELLANEOUS

4.1                              At any time that there is a Demand Loan Balance outstanding, the Non-Defaulting Shareholders holding a majority of the A Shares in the Company may, on written notice to the Company, initiate and require to be followed the sale process set out in Annexure A to this Deed in respect of up to two of the Specified Vessels, without following the process set out in Clause 17 of the SHA or having to obtain any further approvals, and to require that the proceeds of any resultant sale of such Vessel/s, after the settlement of any Approved Finance outstanding in respect of such Vessels, immediately be utilized towards settlement of the Demand Loan Balance (provided that, if the sale of one of the Specified Vessels will be sufficient to settle the Demand Loan Balance, then only one Specified Vessel may be sold pursuant to this clause 4.1).

4.2                              The SHA is amended by the terms of this Third Deed of Amendment and all terms of the SHA not so amended shall continue in full force and effect as set out in the SHA.  In the event of any conflict between the terms of the SHA and this Third Deed of Amendment, the terms of this Third Deed of Amendment shall prevail.

4.3                              Each of the Company and the Parties undertakes to execute and deliver all such documents and perform such acts as may be required for the purpose of giving full effect to the terms of this Third Deed of Amendment.

4.4                              Clauses 23 (Confidentiality), 28 (Assignment), 34 (No Partnership) and 38 (Governing Law) of the SHA are deemed to be incorporated herein mutatis mutandis and shall apply hereto as if repeated in this Third Deed of Amendment in full but with such amendments as are necessary to give effect to such provisions within the context of this Third Deed of Amendment.

Signed and delivered as a Deed by	)

REGIMENT CAPITAL LIMITED	)

acting by:	)
sign here:
/s/ Don Seymour

print name:
In the presence of:

Witness signature:		Witness sign here:
/s/ Tina Leswal

Witness name:		print name:

Witness address:

Signed and delivered as a Deed by	)

SANKATY EUROPEAN INVESTMENTS III	)

S.À R.L.	)
acting by:
sign here:

/s/ Sally Fassler, A Manager
/s/ Dimitri Nys, B Manager

print name:
In the presence of:

Witness signature:		Witness sign here:
/s/ Jordan Brown

Witness name:		print name:

Witness address:

Signed and delivered as a Deed by	)

GRINDROD SHIPPING PTE. LTD.	)

acting by:	)
sign here:
/s/ Martyn Richard Wade

MARTYN RICHARD WADE:
In the presence of:

Witness signature:		Witness sign here:
/s/ Yvette Renee Kingsley-Wilkins

Witness name:		YVETTE RENEE KINGSLEY-WILKINS

Witness address:		200 Cantonment Road
#03-01 Southpoint
Singapore
089763

Witness occupation:		Company Secretary

Signed and delivered as a Deed by	)

IVS BULK PTE. LTD.	)

acting by:	)
sign here:

/s/ Carl Ackerley

print name:
In the presence of:

Witness signature:		Witness sign here:
/s/ Yvette Renee Kingsley-Wilkins

Witness name:		print name:

Witness address:

Witness occupation:

Annexure A

SALE PROCESS REFERRED TO IN CLAUSE 3.1(d)(i) OF THIS DEED

The sale process referred to in clause 3.1(d)(i) of this Deed, shall operate as follows, subject to the proviso that it shall be terminated if, at any time before a sale is concluded pursuant thereto, Sankaty and/or Regiment purchase the whole of the Demand Loan Balance in terms of clauses 3.1(h) and (i) of this Deed, or Grindrod makes an election in terms of clause 3.1(i)(i) of this Deed:

1                      Grindrod shall initiate such sale process on written notice to Sankaty, Regiment and the Company, indicating which two of the Specified Vessels are to be sold (“Sale Vessels”).

2                      Grindrod shall, not less than 10 days after delivery of a notice in terms of item 1, appoint any three of the Approved Brokers, Thurlestone, SeaBee or Affinity Shipping, to value each of the Sale Vessels.

3                      Grindrod shall, on receipt of the valuations obtained in terms of item 2, notify Sankaty, Regiment and the Company as to the simple average of such valuations, in respect of each of the Sale Vessels. Grindrod shall also provide Sankaty, Regiment and the Company with copies of the valuations obtained in terms of item 2, and any supporting material received.

4                      Grindrod shall, not less than 15 Business Days from delivery of the notifications referred to in item 3, be entitled to solicit third party bids for the Sale Vessels. Upon the receipt of any third party bid, Grindrod shall notify Sankaty, Regiment and the Company of all such bids and their respective terms.

5                      Grindrod shall, on not less than five days’ notice from the delivery of the notifications referred to in item 4 to Sankaty, Regiment and the Company, be entitled to accept any third party bid for one or both of the Sale Vessels (provided that if a third party bid is less than 80% of the simple average of such valuations referenced in item 3, such notice period shall be extended to ten days) and to consequently conclude binding sale agreements in respect thereof, on behalf of the relevant Owners.